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                                 EXHIBIT 10.11

           SUMMARY SHEET FOR DIRECTOR COMPENSATION AND EXECUTIVE CASH

             COMPENSATION AND PERFORMANCE CRITERIA UNDER EXECUTIVE

                           OFFICERS VARIABLE PAY PLAN

                                 MARCH 15, 2006


DIRECTOR COMPENSATION

The Company pays its Chairman of the Board an annual retainer of $60,000 and provides him office space that has a rental value of approximately $6,000 per year. The Company pays each of its other non-employee directors an annual retainer of $30,000. In addition, the chair of the Audit Committee receives an additional annual fee of $15,000, and the chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $5,000. Non-chair members of the Audit Committee receive an additional $5,000 annual fee. All director fees are payable to directors in quarterly installments. In addition to annual fees, each new non-employee director is entitled to receive, at or following the Company's annual meeting at which he or she is first elected, a one-time grant of restricted stock of the Company valued at $20,000. Thereafter, at or following each subsequent annual meeting of shareholders, each non-employee director is entitled to receive a grant of restricted stock of the Company valued at $12,000. Directors who are employees of the Company do not receive any fees for their service on the Board of Directors or any committee thereof.


EXECUTIVE CASH COMPENSATION

The following table sets forth the 2006 base salary of each of the Company's executive officers, together with the cash performance bonus paid by the Company to each of its executive officers for services rendered to the Company in 2005:


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

                                                                    2005
                                                  2006 BASE      PERFORMANCE
                                                   SALARY          BONUS
                                                  ---------      -----------

ARTHUR M. COFFEY                                   $357,000        $148,617
President and Chief Executive Officer

ANUPAM NARAYAN                                     $247,500         $67,790
Executive Vice President, Chief
  Investment Officer and Chief
  Financial Officer

JOHN M. TAFFIN                                     $196,735         $51,782
Executive Vice President,
  Hotel Operations

DAVID M. BELL                                      $162,750         $23,782
Executive Vice President, Development

THOMAS L. McKEIRNAN                                $159,500         $31,630
Senior Vice President, General
  Counsel, and Secretary

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